Exhibit 99

     GATEWAY FINANCIAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER CASH DIVIDEND
                               OF $0.02 PER SHARE

ELIZABETH CITY, N.C., April 20 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., announced that its Board of Directors, at its regular meeting on April 18, 2005, declared a quarterly cash dividend of $0.02 per share on the Corporation's common stock. The dividend is payable on May 16, 2005 to shareholders of record as of the close of business on April 28, 2005.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of seventeen offices in Elizabeth City (3), Edenton, Kitty Hawk, Moyock, Nags Head, Plymouth and Roper, North Carolina, and in Virginia Beach (4), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS. Visit the Corporation's web site at www.gatewaybankandtrust.com

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             04/20/2005
    /CONTACT: D. Ben Berry, Chairman, President and CEO, or Mark A. Holmes, Senior Executive Vice President and CFO of Gateway Financial Holdings, Inc., +1-252-334-1511/
    /Web site:  http://www.gatewaybankandtrust.com /